EXHIBIT 10.30

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 5th day of January, 2004 (the “Effective Date”), between Nils Lonberg (the “Executive”) and MEDAREX, INC. (the “Company”) (collectively, the Executive and the Company shall be referred to as the “Parties”).  In consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

1.             PURPOSE.  The Company desires to avail itself of the services of the Executive as its Senior Vice President and Scientific Director, and the Executive desires to provide such services in accordance with the terms of this Agreement.  The Parties agree that the duties and obligations expected of the Executive and of the Company are as set forth in this Agreement.

2.             EFFECTIVE DATE AND TERM.  This Agreement shall be effective, and its term (the “Term”) shall commence as of the Effective Date.  The Term shall continue through and until January 4, 2007 (the “Initial Term”), unless terminated sooner as provided by this Agreement or extended by the Parties.  The Term shall be automatically renewed for successive periods of one year each (each, a “Renewal Term”), unless either Party gives to the other written notice of intent not to renew at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.

3.             COMPENSATION.

A.            Salary.  During the Term the Company shall pay or cause to be paid to the Executive, in bi-weekly installments, a salary of $355,000 per annum or such greater amount as may from time to time be determined by the Board of Directors (the “Board”) of the Company (the “Base Salary”).  The Base Salary shall be reviewed annually by the Board and, if appropriate, may be increased.  The Board may also pay the Executive such bonuses as it deems appropriate.  Notwithstanding the foregoing, no increase in Base Salary or bonus shall be paid to the Executive unless and until approved by a committee of the Board, a majority of which is comprised of Directors who are not employees of the Company.

B.            Expenses.  The Company shall reimburse the Executive, within thirty days of voucher, the amount of all travel, hotel, entertainment and other expenses (properly vouched) reasonably incurred by the Executive in furtherance of his duties under this Agreement.

C.            Benefits.

(1)           Vacation.  The Executive shall be entitled to twenty (20) business days of vacation each year.  The Executive shall be entitled to carry any unused vacation days over to the next calendar year.  However, in no event will Executive’s accrued but unused vacation exceed 40 days.

(2)           Holidays.  The Executive shall be entitled to all holidays generally provided to other employees of the Company.

(3)           Life Insurance.  During the Term, the Company shall, upon proof of insurability, purchase, or cause to be purchased, a policy or policies insuring the life of the Executive payable to the Executive’s designated beneficiary(s) at least equal to that life insurance generally provided to other executive employees of the Company.

(4)           Medical Insurance.  During the Term, the Company shall acquire and pay for, or reimburse the Executive for, hospitalization, dental, major medical, or other health insurance for the benefit of the Executive and his dependents at least equal to that generally provided other executive employees under the Company’s group health insurance plan(s).

(5)           Sick Leave/Disability.  During any period in which the Executive is absent from work as a result of personal injury, sickness or other disability, the Board may, by majority vote, appoint an Acting Senior Vice President and Scientific Director to serve for the duration of the Executive’s absence.  The Company shall, while such period continues or for 180 days, whichever is a shorter period, pay the Executive his full Base Salary.  The Executive will also be entitled to additional disability benefits at least equal to that which is generally provided to other executive employees after the Effective Date.

(6)           Directors’ and Officers’ Liability Insurance.  During the Term, the Company shall acquire and pay for, or reimburse the Executive for, directors’ and officers’ liability insurance for the benefit of the Executive at least equal to that generally provided to other executive officers of the Company.

(7)           Other Benefits.  The Executive shall be entitled to participate in any equity incentive, pension, retirement or other qualified plans adopted by the Company for the benefit of its employees, including, but not limited to, the Company’s stock option plans and the Company’s tax-qualified 401(k) cash or deferred compensation plan.

4.             DUTIES OF THE EXECUTIVE.

A.            Duties.  During the Term, the Executive shall be Senior Vice President and Scientific Director of the Company, shall perform such duties as the Company may reasonably require and shall use his best efforts to carry into effect the directions of the Chief Executive Officer of the Company.

B.            Representation.  During the Term, the Executive shall well and faithfully serve the Company and use his best efforts to promote the interests of the Company.  The Executive shall at all times give the Company the full benefit of his knowledge, expertise, technical skill and ingenuity in the performance of his duties and exercise of his powers and authority as Senior Vice President and Scientific Director.  In particular (but without limiting the generality thereof), the Executive shall give to the Chief Executive Officer such information regarding the affairs of the Company as he shall require and at all times conform to the reasonable instructions or directions of the Chief Executive Officer.

C.            Time Devoted by Executive.  The Executive agrees to devote substantially all his time and attention during business hours and such additional time and attention as may reasonably be required to perform his duties hereunder.  It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the full time performance of the Executive’s responsibilities in accordance with this Agreement.  It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Term, the continued conduct of such activities (or the conduct of activities similar in nature and scope) during the Term shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

5.             RESTRICTIONS ON THE EXECUTIVE.

A.            Non-Disclosure of Confidential Information.  All information learned or developed by the Executive during the course of his employment by the Company will be deemed “Confidential Information” under the terms of this Agreement.  Examples of Confidential Information include, but are not limited to, business, scientific and technical information owned or controlled by the Company, including the Company’s business plans and strategies; business operations and systems; information concerning employees, customers, partners and/or licensees; patent applications; trade secrets; inventions; ideas; procedures; formulations; processes; formulae; data and all other information of any nature whatsoever which relate to the Company’s business, science, technology and/or products.  In addition, Confidential Information shall include, but not be limited to, all information which the Company may receive from third parties.  The Executive will not disclose to any person at any time or use in any way, except as directed by the Company, either during or after the employment of the Executive by the Company, any Confidential Information.  The foregoing restrictions shall not apply to information which is or becomes part of the public domain though no act or failure to act by the Executive.

In addition to the foregoing, in the process of the Executive’s employment with the Company, or thereafter, under no condition is the Executive to use or disclose to the Company, or incorporate or use in any of his work for the Company, any confidential information imparted to the Executive or with which he may have come into contact while in the employ of his former employer(s).

B.            Inventions.  The term “Invention” means any invention, discovery, improvement, apparatus, implement, process, compound, composition or formula, whether or not patentable, conceived or reduced to practice, in whole or in part, by the Executive (alone, or jointly with others) during any term of his employment by the Company and twelve (12) months thereafter which directly or indirectly relates to the business, science, technology or products of the Company and /or any Confidential Information.  The Executive will keep, on behalf of the Company, complete, accurate, and authentic accounts, notes, data, and records (“Records”) of each and every Invention, which Records will, at all times, be the property of the Company.  The Executive will comply with the directions of the Company with respect to the manner and form of keeping or surrendering Records and will surrender to the Company all Records at the end of the Executive’s term of employment by the Company.

Each Invention will be the sole and exclusive property of the Company. The Executive will, at the request of the Company, make application in due form for United States letters patent and foreign letters patent (each, a “Patent”) on any Invention and execute any necessary documents in connection with the Patents.  The Executive will assign and transfer to the Company all right, title, and interest of the Executive in any Patents or Patent applications.  The Executive agrees to cooperate with any actions necessary to continue, renew or retain the Patents.  The Company will bear the entire expense of applying for and obtaining the Patents.

For one year after the termination of the term of the Executive’s employment by the Company, the Executive will not file any applications for Patents on any Invention other than those filed at the request of and on behalf of the Company.

The Executive, as a condition of his employment, hereby represents that, to the best of his knowledge, there is not as of the date of this Agreement any agreement or obligation outstanding with or to any of his former employers or other party, which would restrict, limit or in any way prohibit all or any portion of his work or employment, nor is there in his possession any confidential information used by any of his former employers or any other party (except as may have been revealed in generally available publications or otherwise made publicly available).

C.            Non-Competition; Non-Solicitation.

(1)           Non-Competition.  During the Term, without the consent of the Conflicts Committee of the Board of Directors, the Executive may not directly or indirectly engage in, or have any interest in, any business (whether as employee, officer, director, agent, a five percent (5%) or greater security holder, creditor, consultant, or otherwise) that competes directly with the business of the Company (as such business may exist during the Term).

(2)           Non-Solicitation of Orders.  During the Term, and thereafter as specifically provided in Subsection 6.B.(2) or 6.D.(2), the Executive shall not, whether for himself or on behalf of any other person or company, directly or indirectly, solicit orders for the creation of antibodies in transgenic animals from any person or company, who at any time within the year prior to the end of the Term was a licensee, collaborator or customer of the Company.

(3)           Non-Solicitation of Employees.  During the Term, and thereafter as specifically provided in Subsection 6.B.(2) or 6.D.(2), the Executive shall not, directly or indirectly induce or solicit any other employee of the Company to terminate his or her employment with the Company for the purpose of joining another company in which the Executive has an interest (whether as an employee, officer, director, agent, a five percent (5%) or greater security holder, creditor, consultant, or otherwise).

D.            Breach.  The Executive acknowledges that there may be circumstances in which his breach of any covenant set forth in this Section 5. could cause harm to the Company which may not be compensable by monetary damages alone, and which could potentially entitle the Company to injunctive relief.  However, by acknowledging this possibility, the Employee is not agreeing to waive his right to require the Company to meet its evidentiary burdens as required by law in any cause of action brought by the Company seeking such injunctive relief.

6.             TERMINATION.

A.            Non-Renewal.  The provisions of this Subsection 6.A apply if the Term is not renewed pursuant to the provisions of Section 2.

(1)           If the Company has given notice of non-renewal, the Company shall pay the Executive his then existing Base Salary and continue Executive’s benefits enumerated in Subsections 3.C.(3), 3.C.(4) and 3.C.(6) hereof (to the extent permitted by the Company’s insurance carriers) for one year commencing with the day following the final day of the Term; provided, however, that this obligation shall be mitigated by earned income and benefits actually received by or for the account of the Executive from alternative employment during such one year period.  In addition, notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options were granted, the Executive shall be entitled to exercise any of Executive’s stock options vested as of the final day of the Term until eighteen months from the final day of the Term or the expiration of the stated period of the option, whichever period is the shorter.

(2)           At the conclusion of the Term, all other Company obligations to the Executive as to salary and benefits shall cease.

(3)           If the Executive has given notice of non-renewal, all Company obligations to the Executive as to salary and benefits shall cease at the conclusion of the Term.

B.            Termination for Cause by the Company.

(1)           This Agreement and the Term may be terminated “for cause” by the Company pursuant to the provisions of this Subsection 6.B.  If the Board determines that “cause” exists for termination of the Executive’s employment, written notice thereof must be given to the Executive describing the state of affairs or facts deemed by the Board to constitute such cause.  The Executive shall have forty-five (45) days after receipt of such notice to cure the reason constituting cause and if he does so, the Term shall not be terminated for the cause specified in the notice.  During such forty-five (45) day period, the Term shall continue and the Executive shall continue to receive his full Base Salary, expenses and benefits pursuant to this Agreement.  If such cause is not cured to the Board’s reasonable satisfaction within such forty-five (45) day period, the Executive may then be immediately terminated by a majority vote of the Board excluding the Executive if the Executive is then a member of the Board.  For purposes of this Agreement, the words “for cause” or “cause” shall be limited to actions on the part of the Executive which constitute gross negligence or willful misconduct in the performance or non-performance of the Executive’s duties or a material breach of this Agreement by the Executive so long as such material breach is not caused by the Company.  The duties, powers and authority of the Executive may also, on a majority vote of the Board excluding the Executive if the Executive is then a member of the Board, be suspended for a reasonable period of time, but with a continuation of the Executive’s full Base Salary, expenses and benefits pursuant to this Agreement, while a determination is made as to whether cause for termination exists.

(2)           In the event the Term is terminated by the Company for cause, the provisions of
Subsections 5.C.(2) and 5.C.(3) shall continue to apply for one year after the conclusion of the Term.

(3)           In the event the Term is terminated by the Company for cause, the Executive’s entire right to salary and benefits hereunder (with the exception of salary and benefits accrued prior to termination) shall cease upon such termination.

C.            Termination Without Cause by the Company or for Good Reason by the Executive.

(1)           The Company shall have the right to terminate the Term without cause on ninety (90) days written notice to the Executive.

(2)           The Executive shall have the right to terminate the Term for good reason on thirty (30) days written notice to the Company.  For purposes of this Agreement, the words “for good reason” or “good reason” shall be limited to the following actions by the Company without the Executive’s express written consent:  (a) the assignment to the Executive of any duties or responsibilities that results in a material diminution in the Executive’s position or function; provided, however, that a change in the Executive’s title or reporting relationships shall not provide the basis for a termination with good reason; (b) a relocation of the Executive’s business office to a location more than fifty (50) miles from the location at which the Executive performs duties as of the Effective Date, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the Effective Date; or (c) a material breach by the Company of any provision of this Agreement or any other material agreement between the Executive and the Company concerning the terms and conditions of the Executive’s employment.  Such a termination by the Executive for good reason shall not be considered a resignation pursuant to Subsection 6.D.(1).

(3)           In the event the Term is terminated pursuant to Subsection 6.C.(1) or 6.C.(2), the Company shall pay the Executive his then existing Base Salary and continue Executive’s benefits enumerated in Subsections 3.C.(3), 3.C.(4) and 3.C.(6) hereof (to the extent permitted by the Company’s insurance carriers) for two years commencing with the day following the effective date of the termination of the Term.  In addition, notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options were granted, the Executive shall be entitled to exercise any of Executive’s stock options vested as of the final day of the Term until eighteen months from the final day of the Term or the expiration of the stated period of the option, whichever period is the shorter.

D.            Resignation by the Executive.

(1)           The Executive shall have the right to terminate the Term, by way of resignation, upon ninety (90) days’ written notice to the Company.  A termination by the Executive for good reason pursuant to Subsection 6.C.(2) shall not be considered a resignation pursuant to this Subsection 6.D.(1).

(2)           In the event the Term is terminated pursuant to Subsection 6.D.(1), the provisions of Subsections 5.C.(2) and 5.C.(3) shall continue to apply for one year after the conclusion of the Term.

(3)           In the event the Term is terminated pursuant to Subsection 6.D.(1), the Executive’s entire right to salary and benefits hereunder shall cease at the effective date of the termination of the Term.

E.             Termination Upon Change in Control.

(1)           For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(a)           An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) other than in a “Non-Control Acquisition” (as defined below) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”)) which results in such Person first attaining “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding Voting Securities.  For purposes of the foregoing, a “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary.

(b)           The individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 66 2/3% of the Board; provided, however, that if the election, or a nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 66 2/3% of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of the proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)           The consummation of a transaction approved by the Company’s shareholders and involving:  (1) a merger, consolidation or reorganization in which the Company is a constituent corporation, unless (i) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 66 2/3% of the members of the board of directors of the Surviving Corporation, and (iii) no Person other than (w) the Company, (x) any Subsidiary, (y) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty-one percent (51%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty-one percent (51%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (i) and (ii) shall herein be referred to as a “Non-Control Transaction”); (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(d)           Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Beneficial Ownership held by any Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall occur.

(2)           The Executive shall have the right to terminate this Agreement, for any reason, on thirty (30) days’ written notice to the Company in the event of a Change in Control; provided, however, that such termination right must be exercised by the Executive within one year following such Change in Control.  Any termination of the Term by the Company within one year following a Change in Control shall be deemed a termination by the Executive pursuant to the preceding sentence.

(3)           In the event the Term is terminated by the Executive pursuant to Subsection 6.E.(2) for any reason, the Company shall provide the Executive the following benefits:

(a)           Amount:  In addition to all compensation for services rendered by Executive to the Company up to the date of termination, the Company shall pay to Executive, no later than the date of such termination, a single lump-sum payment in an amount equal to (i) thirty-six times Executive’s highest monthly base compensation paid hereunder during the preceding twenty-four month period, plus (ii) three times the Executive’s average annual bonus received by the Executive during the preceding twenty-four month period.

(b)           Benefits:  In addition to the payment described above, the Company shall continue to provide to Executive all benefits provided under Subsections 3.C.(3),

3.C.(4) and 3.C.(6) hereof (to the extent permitted by the Company’s insurance carriers) for a period of twenty-four months after termination.

(c)           Acceleration of Options:  All of the Executive’s outstanding options and/or equity awards shall become fully and immediately vested to the extent not already so provided under the terms of such options and equity awards.  Notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options subject to the preceding sentence were granted, the Executive shall be entitled to exercise such options until three years from the date of termination of employment or the expiration of the stated period of the option, whichever period is the shorter.

(d)           Golden Parachute Payment Provisions:  If any payment or benefit the Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options or equity awards; reduction of employee benefits.  In the event that acceleration of vesting of stock option or equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock options or equity awards unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

F.             Termination for Disability.

(1)           Should the Executive be absent from work as a result of personal injury, sickness or other disability as provided for in Subsection 3.C.(5) for any continuous period of time exceeding one hundred eighty (180) days, the Term may be terminated by the Company, upon written notice given to the Executive, because of the Executive’s disability.

(2)           In the event the Term is terminated pursuant to Subsection 6.F.(1), then, following such Termination, the Executive shall continue to be entitled to benefits pursuant to Subsections 3.C.(3), 3.C.(4) and 3.C.(6) hereof (to the extent permitted by the Company’s insurance carriers) for one hundred eighty (180) days after the conclusion of the Term.  In addition, notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options were granted, the Executive shall be entitled to exercise any of Executive’s stock options vested as of the final day of the Term until eighteen months from the final day of the Term or the expiration of the stated period of the option, whichever period is the shorter.

G.            Termination Upon Death.  If not earlier terminated, the Term shall terminate upon the death of the Executive and the Company shall have no further obligation to the Executive or his estate except to pay the Executive’s estate any Base Salary accrued but remaining unpaid prior to his death, any expenses accrued but remaining unpaid prior to his death, and any benefits accrued but remaining unpaid prior to his death.  In addition, the Company shall continue for the benefit of Executive’s dependents Executive’s benefits enumerated in Subsections 3.C.(4) and 3.C.(6) hereof (to the extent permitted by the Company’s insurance carriers) for two years commencing with the day following Executive’s death.  In addition, notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options were granted, the Executive shall be entitled to exercise any of Executive’s stock options vested as of the final day of the Term until eighteen months from the final day of the Term or the expiration of the stated period of the option, whichever period is the shorter.

H.            COBRA.  If the Company continues benefits for Executive and his dependents pursuant to
Subsection 6.A, 6.C, 6.E, 6.F or 6.G, Executive and his dependents, as applicable, shall, upon the request of the Company, be required to elect to receive such continued coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and any analogous state law, and the Company’s provision of such continued coverage for all purposes shall be considered continuation coverage under COBRA and any analogous state law.  In the event Executive is required to make an election pursuant to the preceding sentence, the Company will reimburse the Executive for his COBRA and any analogous state law costs incurred during the periods set forth in Subsection 6.A, 6.C, 6.E, 6.F or 6.G, as applicable, unless and until Executive becomes a full-time employee of another entity.

7.             MISCELLANEOUS.

A.            Notice.  Any notice to be given hereunder shall either be delivered personally and/or sent by first class certified mail and regular mail.  The address for service on the Company shall be its registered office, and the address for service on the Executive shall be his last known place of residence.  A notice shall be deemed to have been served as follows:

(1)           if personally delivered, at the time of delivery; and/or

(2)           if posted, at the expiration of 48 hours (10 days if international) after the envelope containing the same was delivered into the custody of the postal authorities.

B.            Disability.  The Company acknowledges its obligations under state and federal law to provide reasonable accommodations to the Executive in the event of a disability, and nothing in this Agreement is intended to relieve the Company of that responsibility.

C.            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns, provided that neither Party shall assign any of its rights or privileges hereunder without the prior written consent of the other Party except that the Company may assign its rights hereunder to a successor in ownership of all or substantially all the assets of the Company.

D.            Severability.  Should any part or provision of this Agreement be held unenforceable by a court of competent jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding, unless such enforceability substantially impairs the benefit of the remaining portions of the Agreement.

E.             Waiver.  No failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right of privilege.

F.             Captions.  The captions used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the Parties under this Agreement.

G.            Choice of Law.  The validity, construction and performance of this Agreement and the transactions to which it relates shall be governed by the laws of the State of New Jersey, without regard to choice of laws provisions, and the Company and the Executive irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located within New Jersey, and courts with appellate jurisdiction therefrom, in connection with any matter based upon or arising out of this Agreement.

H.            Entire Agreement.  This Agreement embodies the entire understanding of the Parties as it relates to the subject matter contained herein and as such, supersedes any prior agreement or understanding between the Parties relating to the terms of employment of the Executive.  No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing executed by the Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

MEDAREX, INC.

By:	/s/ Irwin Lerner
Irwin Lerner
Chairman of the Compensation and Organization Committee of the Board of Directors of Medarex, Inc.

/s/ Nils Lonberg
Nils Lonberg